EXHIBIT 99.2

OPENLANE, Inc.
First Quarter 2024 Supplemental Financial Information
May 1, 2024

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended March 31, 2024
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(12.9)	$31.4	$18.5
Add back:
Income taxes	0.2	10.5	10.7
Interest expense, net of interest income	6.7	32.6	39.3
Depreciation and amortization	21.6	2.7	24.3
Intercompany interest	9.9	(9.9)	—
EBITDA	25.5	67.3	92.8
Non-cash stock-based compensation	5.2	1.8	7.0
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(29.9)	(29.9)
Severance	1.4	0.3	1.7
Foreign currency (gains)/losses	2.0	—	2.0
Professional fees related to business improvement efforts	0.6	0.2	0.8
Other	0.1	—	0.1
Total addbacks/(deductions)	9.6	(27.6)	(18.0)
Adjusted EBITDA	$35.1	$39.7	$74.8

	Three Months Ended March 31, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(21.1)	$33.8	$12.7
Add back:
Income taxes	(3.9)	11.2	7.3
Interest expense, net of interest income	7.1	30.3	37.4
Depreciation and amortization	21.2	1.8	23.0
Intercompany interest	6.4	(6.4)	—
EBITDA	9.7	70.7	80.4
Non-cash stock-based compensation	2.7	1.1	3.8
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(27.8)	(27.8)
Severance	0.5	—	0.5
Foreign currency (gains)/losses	(0.1)	0.2	0.1
Net change in unrealized (gains) losses on investment securities	—	0.1	0.1
Professional fees related to business improvement efforts	0.6	0.1	0.7
Other	0.6	0.2	0.8
Total addbacks/(deductions)	4.6	(26.1)	(21.5)
Adjusted EBITDA	$14.3	$44.6	$58.9

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	March 31, 2024
Net income (loss)	$(193.8)	$12.7	$14.3	$18.5	$(148.3)
Less: Income from discontinued operations	—	—	0.7	—	0.7
Income (loss) from continuing operations	(193.8)	12.7	13.6	18.5	(149.0)
Add back:
Income taxes	(19.3)	12.7	7.6	10.7	11.7
Interest expense, net of interest income	37.5	38.5	38.9	39.3	154.2
Depreciation and amortization	26.8	26.4	25.3	24.3	102.8
EBITDA	(148.8)	90.3	85.4	92.8	119.7
Non-cash stock-based compensation	5.5	4.5	3.6	7.0	20.6
Loss on extinguishment of debt	1.1	—	—	—	1.1
Acquisition related costs	0.3	0.5	2.0	0.3	3.1
Securitization interest	(29.6)	(31.6)	(31.4)	(29.9)	(122.5)
Severance	1.0	1.9	2.1	1.7	6.7
Foreign currency (gains)/losses	0.3	(1.2)	(2.1)	2.0	(1.0)
Goodwill and other intangibles impairment	250.8	—	—	—	250.8
Contingent consideration adjustment	1.3	—	—	—	1.3
Net change in unrealized (gains) losses on investment securities	(0.2)	0.5	(0.4)	—	(0.1)
Professional fees related to business improvement efforts	2.1	1.7	2.1	0.8	6.7
Other	—	0.9	0.5	0.1	1.5
Total addbacks/(deductions)	232.6	(22.8)	(23.6)	(18.0)	168.2
Adjusted EBITDA from continuing operations	$83.8	$67.5	$61.8	$74.8	$287.9

Results of Operations

OPENLANE Results

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2024	2023
Revenues from continuing operations
Auction fees	$109.9	$99.9
Service revenue	150.2	165.6
Purchased vehicle sales	58.2	55.5
Finance-related revenue	98.0	99.6
Total revenues from continuing operations	416.3	420.6
Cost of services*	213.9	224.2
Gross profit*	202.4	196.4
Selling, general and administrative	108.7	108.0
Depreciation and amortization	24.3	23.0
Operating profit	69.4	65.4
Interest expense	39.7	38.3
Other (income) expense, net	0.5	7.1
Income from continuing operations before income taxes	29.2	20.0
Income taxes	10.7	7.3
Income from continuing operations	18.5	12.7
Income from discontinued operations, net of income taxes	—	—
Net income	$18.5	$12.7
Income from continuing operations per share
Basic	$0.05	$0.01
Diluted	$0.05	$0.01
* Exclusive of depreciation and amortization
Overview of OPENLANE Results for the Three Months Ended March 31, 2024 and 2023
Overview
For the three months ended March 31, 2024, we had revenue of $416.3 million compared with revenue of $420.6 million for the three months ended March 31, 2023, a decrease of 1%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $1.3 million, or 6%, to $24.3 million for the three months ended March 31, 2024, compared with $23.0 million for the three months ended March 31, 2023. The increase in depreciation and amortization was primarily the result of the amortization of the ADESA tradename, which was previously an indefinite-lived asset, partially offset by assets that have become fully depreciated.
Interest Expense
Interest expense increased $1.4 million, or 4%, to $39.7 million for the three months ended March 31, 2024, compared with $38.3 million for the three months ended March 31, 2023. Interest expense increased $2.3 million at AFC (to $32.6 million from $30.3 million) and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.6% for the three months ended March 31, 2024, as compared with approximately 6.8% for the three months ended March 31, 2023. These items were partially offset by a decrease in interest expense resulting from the repayment of senior note debt in 2023.

Other (Income) Expense, Net
For the three months ended March 31, 2024, we had other expense of $0.5 million compared with $7.1 million for the three months ended March 31, 2023. The decrease in other expense was primarily attributable to the first quarter 2023 impairment of an equity security and note receivable with the same investee aggregating $11.0 million, partially offset by an increase in foreign currency losses of $1.9 million and a decrease in other miscellaneous income aggregating $2.5 million.
Income Taxes
We had an effective tax rate of 36.6% for the three months ended March 31, 2024, compared with an effective tax rate of 36.5% for the three months ended March 31, 2023. The effective tax rate for the three months ended March 31, 2024 was unfavorably impacted by an increase in the valuation allowance related to current year movement of the adjusted U.S. net deferred tax asset.
Impact of Foreign Currency
For the three months ended March 31, 2024 compared with the three months ended March 31, 2023, the change in the euro exchange rate increased revenue by $0.8 million, operating profit by $0.1 million and had no impact on net income. For the three months ended March 31, 2024 compared with the three months ended March 31, 2023, the change in the Canadian dollar exchange rate increased revenue by $0.3 million, operating profit by $0.1 million and had no impact on net income.
Marketplace Results

	Three Months Ended March 31,
(Dollars in millions, except volumes)	2024	2023
Auction fees	$109.9	$99.9
Service revenue	150.2	165.6
Purchased vehicle sales	58.2	55.5
Total Marketplace revenue from continuing operations	318.3	321.0
Cost of services*	197.1	207.8
Gross profit*	121.2	113.2
Selling, general and administrative	94.8	95.6
Depreciation and amortization	21.6	21.2
Operating profit (loss)	$4.8	$(3.6)

Commercial vehicles sold	222,000	167,000
Dealer consignment vehicles sold	150,000	163,000
Total vehicles sold	372,000	330,000
Gross profit percentage, excluding purchased vehicles*	46.6%	42.6%
* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended March 31, 2024 and 2023
Total Marketplace Revenue
Revenue from the Marketplace segment decreased $2.7 million, or 1%, to $318.3 million for the three months ended March 31, 2024, compared with $321.0 million for the three months ended March 31, 2023. The change in revenue included the impact of an increase in revenue of $0.8 million due to fluctuations in the euro exchange rate and $0.3 million due to fluctuations in the Canadian dollar exchange rate. The decrease in revenue was primarily attributable to the decrease in service revenue (discussed below).
The 13% increase in the number of vehicles sold was comprised of a 33% increase in commercial volumes and an 8% decrease in dealer consignment volumes. The gross merchandise value ("GMV") of vehicles sold for the three months ended March 31, 2024 and 2023 was approximately $7.0 billion and $6.0 billion, respectively.

Auction Fees
Auction fees increased $10.0 million, or 10%, to $109.9 million for the three months ended March 31, 2024, compared with $99.9 million for the three months ended March 31, 2023. The number of vehicles sold increased 13%. Auction fees per vehicle sold for the three months ended March 31, 2024 decreased $8, or 3%, to $295, compared with $303 for the three months ended March 31, 2023. The decrease in auction fees per vehicle sold reflects a larger mix of lower-fee commercial vehicles sold in the first quarter of 2024.
Service Revenue
Service revenue decreased $15.4 million, or 9%, to $150.2 million for the three months ended March 31, 2024, compared with $165.6 million for the three months ended March 31, 2023, primarily as a result of a decrease in transportation revenue of $23.3 million, of which $21.5 million related to a change in a key customer contract that resulted in the customer's first quarter of 2024 revenue being recorded on a net commission basis instead of a gross basis, as it was recorded in the first quarter of 2023. This decrease was partially offset by increases in repossession and remarketing fees of $2.5 million, inspection service revenue of $2.3 million, key service revenue of $1.4 million and a net increase in other miscellaneous service revenues aggregating approximately $1.7 million.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Purchased vehicle sales increased $2.7 million, or 5%, to $58.2 million for the three months ended March 31, 2024, compared with $55.5 million for the three months ended March 31, 2023, primarily as a result of an increase in purchased vehicles sold in Europe.
Gross Profit
For the three months ended March 31, 2024, gross profit from the Marketplace segment increased $8.0 million, or 7%, to $121.2 million, compared with $113.2 million for the three months ended March 31, 2023. Gross profit improvements were driven by a $7.5 million increase in auction and service volumes and $2.3 million from pricing. These improvements were partially offset by a $1.8 million decrease in gross profit resulting from a higher mix of commercial volumes.
Gross profit from the Marketplace segment was 38.1% of revenue for the three months ended March 31, 2024, compared with 35.3% of revenue for the three months ended March 31, 2023. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 46.6% and 42.6% for the three months ended March 31, 2024 and 2023, respectively. Gross profit as a percentage of revenue increased for the three months ended March 31, 2024 as compared with the three months ended March 31, 2023, primarily due to a change in a key customer contract (see discussion in "Service revenue" above), increased volumes and cost savings initiatives.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $0.8 million, or 1%, to $94.8 million for the three months ended March 31, 2024, compared with $95.6 million for the three months ended March 31, 2023, primarily as a result of decreases in incentive-based compensation of $2.4 million, compensation expense of $1.8 million and professional fees of $1.2 million, partially offset by increases in stock-based compensation of $2.4 million, information technology costs of $1.0 million and other miscellaneous expenses aggregating $1.2 million.

Finance Results

	Three Months Ended March 31,
(Dollars in millions, except volumes and per loan amounts)	2024	2023
Finance-related revenue
Interest income	$61.0	$60.6
Fee income	48.5	47.6
Other revenue	2.1	3.4
Provision for credit losses	(13.6)	(12.0)
Total Finance revenue	98.0	99.6
Cost of services*	16.8	16.4
Gross profit*	81.2	83.2
Selling, general and administrative	13.9	12.4
Depreciation and amortization	2.7	1.8
Operating profit	$64.6	$69.0

Loan transactions	422,000	420,000
Revenue per loan transaction	$232	$237
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended March 31, 2024 and 2023
Revenue
For the three months ended March 31, 2024, the Finance segment revenue decreased $1.6 million, or 2%, to $98.0 million, compared with $99.6 million for the three months ended March 31, 2023. The decrease in revenue was primarily the result of a 2% decrease in revenue per loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $5, or 2%, primarily as a result of a decrease in loan values, an increase in net credit losses and a decrease in average portfolio duration, partially offset by an increase in interest yields.
The provision for credit losses increased to 2.3% of the average managed receivables for the three months ended March 31, 2024 from 2.0% for the three months ended March 31, 2023. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average managed receivables balance. However, the actual losses in any particular quarter or year could deviate from this range.
Gross Profit
For the three months ended March 31, 2024, gross profit for the Finance segment decreased $2.0 million, or 2%, to $81.2 million, or 82.9% of revenue, compared with $83.2 million, or 83.5% of revenue, for the three months ended March 31, 2023. The decrease in gross profit as a percent of revenue was primarily the result of a 2% increase in cost of services and the 2% decrease in revenue. The increase in cost of services of $0.4 million was primarily the result of increases in compensation expense of $0.3 million, professional fees of $0.3 million and other miscellaneous expenses aggregating $0.1 million, partially offset by a decrease in lot check expenses of $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.5 million, or 12%, to $13.9 million for the three months ended March 31, 2024, compared with $12.4 million for the three months ended March 31, 2023 primarily as a result of increases in stock-based compensation of $0.6 million, title handling costs of $0.6 million and severance costs of $0.3 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Revolving Credit Facilities (U.S. and Canadian revolvers). Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

	March 31,	December 31,	March 31,
(Dollars in millions)	2024	2023	2023
Cash and cash equivalents	$105.2	$93.5	$219.6
Restricted cash	45.7	65.4	32.2
Working capital	384.6	363.1	408.6
Amounts available under the Revolving Credit Facilities	307.6	133.3	241.0
Cash provided by operating activities for the three months ended	100.2		96.1
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2024	2023
Net cash provided by (used by):
Operating activities - continuing operations	$100.2	$96.1
Operating activities - discontinued operations	—	—
Investing activities - continuing operations	(39.7)	(13.6)
Investing activities - discontinued operations	—	7.0
Financing activities - continuing operations	(63.6)	(116.5)
Financing activities - discontinued operations	—	—
Net change in cash balances of discontinued operations	—	—
Effect of exchange rate on cash	(4.9)	1.1
Net decrease in cash, cash equivalents and restricted cash	$(8.0)	$(25.9)
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $100.2 million for the three months ended March 31, 2024, compared with $96.1 million for the three months ended March 31, 2023. Cash provided by continuing operations for the three months ended March 31, 2024 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by continuing operations for the three months ended March 31, 2023 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends, and changes in AFC's accounts payable balances.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $39.7 million for the three months ended March 31, 2024, compared with $13.6 million for the three months ended March 31, 2023. The cash used by investing activities for the three months ended March 31, 2024 was primarily from an increase in finance receivables held for investment and purchases of property and equipment. The cash used by investing activities for the three months ended March 31, 2023 was primarily from purchases of property and equipment and an increase in finance receivables held for investment.

Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $63.6 million for the three months ended March 31, 2024, compared with $116.5 million for the three months ended March 31, 2023. The cash used by financing activities for the three months ended March 31, 2024 was primarily due to repayments on lines of credit, a decrease in obligations collateralized by finance receivables and dividends paid on the Series A Preferred Stock, partially offset by a net increase in book overdrafts. The cash used by financing activities for the three months ended March 31, 2023 was primarily due to repayments on lines of credit, a decrease in obligations collateralized by finance receivables and dividends paid on the Series A Preferred Stock.
Cash flow from operating activities (discontinued operations) There were no operating activities (discontinued operations) for the three months ended March 31, 2024 and 2023.
Cash flow from investing activities (discontinued operations) There were no investing activities (discontinued operations) for the three months ended March 31, 2024, compared with net cash provided by investing activities of $7.0 million for the three months ended March 31, 2023. The cash provided by investing activities for the three months ended March 31, 2023 was attributable to the final proceeds from the sale of the ADESA U.S. physical auction business.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the three months ended March 31, 2024 and 2023.